EXHIBIT 5.1
July 30, 2007
Newfield Exploration Company
363 N. Sam Houston Parkway E., Suite 2020
Houston, Texas 77060
Ladies and Gentlemen:
     We acted as counsel for Newfield Exploration Company, a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of up to 1,200,000 shares of its common stock, par value $.01 per share (“Common Stock”), that may subject to grants under the Newfield Exploration Company 2007 Omnibus Stock Plan (the “Plan”). The shares of Common Stock that may be issued pursuant to the Plan are referred to herein as the “Shares.”
     In connection with the foregoing, we have examined or are familiar with the certificate of incorporation and the bylaws, in each case, as amended to the date hereof, of the Company, the corporate proceedings with respect to the authorization and approval of the Plan, the Form S-8 registration statement filed in connection with the registration of the Shares (the “Registration Statement”), and such other certificates, instruments and documents as we have considered necessary or appropriate for purposes of this opinion.
     Based upon the foregoing, we are of the opinion that the Shares have been duly authorized. If the Shares are newly issued when issued in accordance with the provisions of the Plan, such Shares will be validly issued and fully paid and non-assessable. If currently issued Shares are granted in accordance with the provisions of the Plan, such Shares are validly issued and fully paid and non-assessable.
     The foregoing opinion is limited to the federal laws of the United States of America, the Constitution of the State of Delaware and the Delaware General Corporation Law, as interpreted by the courts of the State of Delaware.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.
Very truly yours,
/s/ King & Spalding L.L.P.